SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made as of the 17th day of November, 2022 (the “Effective Date”), by and between NESTLE USA, INC., a Delaware corporation with an address at 1812 N. Moore Street, Arlington, VA 22209 (“Sublandlord”), and BRAZE, INC., a Delaware corporation with an address at 330 West 34th Street, 18th Floor, New York, NY 10001 (“Subtenant”).

W I T N E S S E T H :

A.    Pursuant to that certain Lease dated as of January 8, 2021 by and between 63 Madison LLC (“Prime Landlord”), as landlord, and Sublandlord (successor-in-interest to Freshly, Inc.), as tenant (the “Prime Lease”, a redacted copy of which is attached hereto and made a part hereof as Exhibit A), Prime Landlord leases to Sublandlord the entire twelfth (12th) and thirteenth (13th) floors containing approximately 92,306 rentable square feet of space, as more particularly described in the Prime Lease (the “Premises”), in the building located at 28 East 28th Street (a/k/a 63 Madison Avenue), New York, New York (the “Building”); and

B.    Sublandlord desires to sublet and Subtenant desires to sublease the entire Premises (the “Subleased Premises”), as more particularly described herein, in accordance with the following terms, covenants, conditions and provisions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Sublandlord and Subtenant do hereby covenant and agree as follows:

1.    Subleased Premises; Term.

(A)    Subject to the provisions of this Sublease, Sublandlord hereby subleases to Subtenant, and Subtenant hereby takes and hires from Sublandlord, the Subleased Premises for a term (the “Term”) commencing on October 1, 2023 (the “Commencement Date”), and expiring on January 30, 2034 (the “Expiration Date”), unless sooner terminated in accordance with the provisions hereof or by termination of the Prime Lease. Notwithstanding the foregoing, if for any reason whatsoever the term of the Prime Lease is terminated prior to the Expiration Date, this Sublease shall thereupon automatically be terminated, as if the Expiration Date were one day prior to the date of termination under the Prime Lease, and except as otherwise set forth herein Sublandlord shall not be liable to Subtenant by reason thereof.

(B)    Notwithstanding anything set forth in this Sublease or the Prime Lease to the contrary, neither Subtenant nor any party claiming rights through or under Subtenant shall have any right or authority to enter into or upon the Subleased Premises prior to the Commencement Date for any reason whatsoever.

(C)    Without limiting the generality of any provision of this Sublease, including, but not limited to, Section 3, below, Sublandlord agrees that (i) it shall not charge Subtenant for any overtime freight elevator usage described in Section 3.01(c) of the Prime Lease for Subtenant’s initial move-in, and (ii) Sublandlord shall request that Prime Landlord grant to Subtenant any of such allowance of overtime freight elevator usage not previously utilized by Sublandlord.
2.    Condition of Subleased Premises; Existing FF&E

(A)    Sublandlord shall deliver possession of the Subleased Premises to Subtenant on the Commencement Date in broom clean condition together with Sublandlord's furniture, fixtures, bike racks, and equipment currently existing in the Subleased Premises (the “Existing FF&E”). Subtenant hereby acknowledges (i) examining the Subleased Premises prior to the Commencement Date, (ii) that it is fully familiar with the condition of the Subleased Premises, (iii) that Sublandlord has made no representations or warranties with respect to either the Subleased Premises, the Building, or the condition thereof; and (iv) that it accepts the Subleased Premises in their current "as is" condition, without any warranties, representations or obligations (either express or implied) on the part of Sublandlord to perform any fit-up work, maintenance, alterations, improvements, replacements, repairs, work or other services thereto, except as specifically set forth in this Sublease.

(B)    The Existing FF&E shall be provided for Subtenant's use in the Subleased Premises during the Term, at no additional charge, solely for Subtenant's lawful and normal office occupancy purposes. On the Commencement Date, Sublandlord shall convey ownership of the Existing FF&E to Subtenant, via a customary bill of sale, for the purchase price of One and 00/100 Dollars ($1.00). Subtenant hereby acknowledges and agrees that the Existing FF&E is being made available to Subtenant without any representation or warranty by Sublandlord as to its condition, state of repair or suitability for Subtenant’s use, or any other matter related thereto, and Sublandlord shall have no liability or obligations of any nature whatsoever to Subtenant with respect to the Existing FF&E (including, without limitation, any obligation to repair, maintain, or replace same at any time during the Term). Subtenant shall, at its sole cost and expense, promptly remove the Existing FF&E on or prior to the Expiration Date or any earlier date this Sublease is terminated and shall repair any damage occasioned by such removal, and in default thereof, Sublandlord may cause said removal and repairs at Subtenant’s expense plus interest thereon at the Default Rate.

3.    Incorporation by Reference. This is a sublease and anything herein contained to the contrary notwithstanding, all terms, covenants, conditions and provisions herein are in all respects subject and subordinate to the terms, covenants, conditions and provisions of the Prime Lease and all matters to which the Prime Lease is subject and subordinate. All terms, covenants, conditions and provisions of the Prime Lease are incorporated herein as if fully set forth at length, except such as by their nature or purport are inapplicable or inappropriate to the subleasing of the Subleased Premises pursuant to this Sublease or are inconsistent with or modified by any of the provisions of this Sublease, and except that:

(A)    for purposes of this Sublease only, the following provisions of the Prime Lease are either deleted in their entirety or modified as hereinafter stated:

(i)    Section 1.03, Subsection 1.05(c), Subsection 2.02(c), Section 2.09, Section 8.01 and Section 8.14 are hereby deleted in their entirety;

(ii)    Subtenant shall have no Offer Space Option, as set forth in Section
1.06 of the Prime Lease, and the entirety of Section 1.06 is hereby deleted in its entirety;
(iii)    Subtenant shall have no right to exercise the Termination Option set forth in Section 1.07 of the Prime Lease, and the parties hereto agree that Sublandlord shall retain such right, subject to the provisions of Section 16 hereof;

(iv)    Sublandlord shall have no obligation to perform any initial work, alterations or installations to prepare the Subleased Premises or the Building for Subtenant's occupancy and possession, or perform any Alterations at any other time during the Term of this Sublease;

(v)    Prime Landlord shall have no obligation to perform any Landlord’s Work on behalf of Subtenant, and all such references to Landlord’s Work, including Exhibit F-1 and Exhibit F-2 to the Prime Lease, are hereby deleted in their entirety; and

(vii) Subtenant shall have no Renewal Option as set forth in Article 9, and the entirety of Article 9 is hereby deleted in its entirety.
in its entirety.
(B)

for purposes of this Sublease only, Exhibit H to the Prime Lease is deleted

(C)    for all purposes of this Sublease, whenever the word “Landlord” appears in the Prime Lease it shall be deemed to read “Sublandlord” (except when the word “Landlord” is used in respect of obtaining Landlord’s consent, permission or approval, in which event, the word “Landlord” shall mean both Prime Landlord and Sublandlord); whenever the word “Tenant” appears in the Prime Lease it shall be deemed to read “Subtenant”; whenever the word “Lease” appears in the Prime Lease it shall be deemed to read “Sublease”; whenever the word “Premises” appears in the Prime Lease it shall be deemed to read “Subleased Premises”; whenever “Tenant’s Operating Share” appears in the Prime Lease, it shall be deemed to read “Subtenant’s Operating Share”, which shall initially mean 12.15%, which percentage may be equitably adjusted to the extent Tenant’s Operating Share changes in accordance with the terms and conditions of the Prime Lease; whenever “Tenant’s Tax Share” appears in the Prime Lease, it shall be deemed to read “Subtenant’s Tax Share”, which shall initially mean 11.19%, which percentage may be equitably adjusted to the extent Tenant’s Tax Share changes in accordance with the terms and conditions of the Prime Lease; whenever “Commencement Date” appears in the Prime Lease, it shall be deemed to read “Commencement Date” as defined in this Sublease; whenever “Expiration Date” appears in the Prime Lease, it shall be deemed to read “Expiration Date” as defined in this Sublease; whenever “Lease Term” or “Term” appears in the Prime Lease, it shall be deemed to read “Term” as defined in this Sublease; and whenever “Fixed Rent” appears in the Prime Lease, it shall be deemed to read “Fixed Rent” as defined in this Sublease.

(D)    For all purposes of this Sublease:

i.    “Base Tax Amount” shall mean the Taxes payable for the Base Tax Year. The “Base Tax Year” shall mean the period of July 1, 2024 to June 30, 2025, and Subtenant shall not be required to make any Tax Payment, or contribute to the cost of any proceeding to contest the Taxes assessed against the Project, with respect to any dates or periods prior to July 1, 2025; and
ii.    “Base Operating Amount” shall mean the Operating Expenses paid or incurred with respect to calendar year 2024, and Subtenant shall not be required to make any Operating Payments with respect to any dates or periods prior to January 1, 2025.

(E)    Notwithstanding any provision herein to the contrary:

(i)    the performance by Prime Landlord of its obligations under the Prime Lease, shall, for all purposes hereunder, be deemed to be the performance of such obligations by Sublandlord under the provisions of the Prime Lease incorporated herein by reference, and Sublandlord’s obligations under the provisions so incorporated herein, shall be limited to the extent to which such obligations are performed by Prime Landlord under the Prime Lease, and Subtenant agrees to look solely to the Prime Landlord for performance of the same, provided that Sublandlord shall reasonably cooperate with Subtenant to the extent required under subsection (H) below;

(ii)    Sublandlord shall not be bound by any warranties and representations made by the Prime Landlord in the Lease;

(iii)    whenever any provision of the Prime Lease which has been incorporated herein by reference, requires the tenant under the Prime Lease to take any non- monetary action within a certain period of time after notice from Prime Landlord, then, Subtenant shall, after notice from Prime Landlord or Sublandlord, take such action within said certain period of time minus three (3) business days; and

(iv)    whenever any provision of the Prime Lease requiring Prime Landlord to give notice to the tenant thereunder has been incorporated herein by reference (thus requiring Sublandlord to give such notice to Subtenant) such notice by Sublandlord to Subtenant shall for all purposes hereunder be deemed timely given if given to Subtenant within three (3) business days after receipt by Sublandlord of timely notice from Prime Landlord with respect to non-emergency situations or within one (1) business day after receipt by Sublandlord from Prime Landlord in the event of an emergency.

(F)    Subtenant covenants and agrees not to violate any of the terms and provisions of the Prime Lease. Subtenant shall be bound by all of the restrictions and limitations placed upon the Sublandlord, as tenant, under the Prime Lease, as if Subtenant were the tenant thereunder.

(G)    In the event of the termination or cancellation of the Prime Lease for any reason (including, but not limited to, Sublandlord’s Termination Option under Section 1.06 of the Prime Lease), Sublandlord shall have no liability or obligation to Subtenant as a result thereof, except if such termination is a result of a default, beyond any applicable notice and cure period, by Sublandlord of its obligations under the Prime Lease or this Sublease.

(H)    With respect to the performance of any obligations required by the Prime Landlord under the Prime Lease, Sublandlord herein does not undertake and shall have no obligation to perform any of the same. Sublandlord's sole obligation with respect thereto shall be to diligently request the same, after request by Subtenant, and to send all notices required under the Prime Lease to the Prime Landlord, and to diligently follow-up with Prime Landlord to the extent necessary. Sublandlord shall reasonably cooperate with Subtenant and (to the extent requested by Subtenant in writing) shall take or refrain from taking all actions reasonably necessary to further the intent of this provision, provided that Subtenant reimburses Sublandlord for all reasonable costs and expenses (including attorney’s fees) actually incurred by Sublandlord in connection therewith.

(I)    The rights herein granted by Sublandlord to Subtenant under subsection
(H) above shall not be construed as a waiver or release by Sublandlord of Sublandlord's rights and remedies under this Sublease and/or the Prime Lease, nor to permit any default in the terms, provisions and conditions hereof by Subtenant, it being agreed that the rights herein granted to Subtenant are merely for the convenience of Subtenant to deal with the Prime Landlord with respect to any obligations of the Prime Landlord to Sublandlord under the Prime Lease.

(J)    Subject to Section 16 of this Sublease, each of Sublandlord and Subtenant covenants and agrees that it will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause the Prime Lease or the rights of Sublandlord thereunder to be cancelled, terminated, forfeited or otherwise adversely affected, or which would or might make Sublandlord liable for any damages, claims or penalties.

(K)    Subtenant shall have no rights under the Prime Lease or in and to the Subleased Premises except as expressly set forth herein or incorporated herein. Specifically, but subject to the provisions of Section 16, below, and otherwise without limitation, Subtenant shall have no right to exercise any rights of extension, expansion, termination, waiver, consent or any other rights under the Prime Lease. Nothing contained in this Sublease shall be deemed or construed to give Subtenant the right to amend, modify or terminate the Prime Lease or to agree to amend, modify or terminate the Prime Lease.

(L)    Subtenant agrees that it shall not enter into any agreements with the Prime Landlord relating to or affecting in any manner the Subleased Premises, the Prime Lease, or any rights or obligations thereunder with respect to any period during the Term of this Sublease. Specifically, but without limitation, Subtenant shall not enter into any agreements with the Prime Landlord enlarging the Subleased Premises or integrating any other premises therewith.

(M)    Subtenant shall indemnify, hold, and defend Sublandlord harmless from and against any and all loss, costs, expense (including, without limitation, reasonable attorney's fees), damage or liability (but excluding any punitive, consequential, incidental or special damages, all of which are expressly waived by Sublandlord hereunder in accordance with

Section 6.13 of the Prime Lease, except as otherwise expressly set forth herein) incurred by Sublandlord by reason of Subtenant's Default hereunder.

4.    Rent. Subtenant shall pay to Sublandlord as rent for the use and occupancy of the Subleased Premises throughout the Term the following:

(A)    Fixed Rent: Commencing on the Commencement Date and continuing through the Expiration Date, Subtenant shall pay fixed rent (“Fixed Rent”) to Sublandlord at the rates set forth below.

Sublease Months	Rental Rate per Rentable Square Foot	Annual Fixed Rent	Monthly Fixed Rent
1 – 60 **	$77.00	$7,107,562.00	$592,296.83
61 – End of Term	$81.00	$7,476,786.00	$623,065.50

**Notwithstanding anything to the contrary contained herein, as long as Subtenant is not in default of its obligations hereunder, Subtenant shall be entitled to an abatement of Fixed Rent in the total amount of Six Million Five Hundred Eight- Four Thousand Four Hundred Ninety-Four and 67/100 Dollars ($6,584,494.67) (the “Total Abatement”), to be applied as follows: commencing on the Commencement Date, and for each month thereafter, Sublandlord shall apply the Total Abatement against each monthly installment of Fixed Rent otherwise payable by Subtenant pursuant to this Sublease until the Total Abatement is exhausted (said period of abated Fixed Rent, the “Fixed Rent Abatement Period”). The date immediately following the expiration of the aforementioned Fixed Rent Abatement Period is hereinafter referred to as the “Rent Commencement Date”.

The abatement of Fixed Rent described above (i.e., the Total Abatement) is (a) applicable to Fixed Rent only and, therefore, all Additional Rent and other costs and charges specified herein shall remain as due and payable pursuant to the provisions of this Sublease; and (b) expressly conditioned on there being no Default on the part of Subtenant under the Sublease throughout the Term. Accordingly, if there is a Subtenant Default under this Sublease, and such default results in a termination of this Sublease prior to the expiration of the Term hereof, then Subtenant shall pay to Sublandlord, in addition to all other amounts and damages to which Sublandlord is entitled as a result of said default by Subtenant, the unamortized portion of full amount of the Total Abatement which is attributable to the unexpired portion of the Term as of the effective date of Sublease termination.

Fixed Rent shall be payable on the first (1st) calendar day of each calendar month during the Term. An amount equal to one (1) month’s Fixed Rent shall be due upon the execution of this Sublease, and shall be applied to the first (1st) installment of Fixed Rent due following the Rent Commencement Date. In addition, if Rent Commencement Date is a date other than the first (1st) day of a month, Fixed Rent for such period shall be appropriately prorated. All Fixed Rent shall be paid to Sublandlord, without notice, demand, abatement, deduction or offset, in lawful money of the United States.

(B)    Additional Rent: Subtenant shall pay to Sublandlord all Additional Rent that becomes due under the Prime Lease and applicable to the Term, including, without limitation, Subtenant’s Share of Operating Expenses and Taxes (both as defined in the Prime Lease but applying the Base Tax Amount and Base Operating Amount as set forth in this

Sublease). All Additional Rent shall be payable within thirty (30) days after it is billed to Subtenant, however to the extent required of Sublandlord by Prime Landlord pursuant to the Prime Lease, Subtenant will pay the estimated Operating Payment(s) on a monthly basis in accordance with Section 2.05 of the Prime Lease as incorporated herein. The obligations of Subtenant hereunder shall survive the Expiration Date or earlier termination of this Sublease, and shall include amounts payable for the entire Term even if not billed by Prime Landlord or Sublandlord prior to the Expiration Date or earlier termination of this Sublease.

(C)    Payment of Electric Expense. Beginning on the Commencement Date and continuing throughout the Term, Subtenant shall pay for Subtenant’s electric energy usage in the Subleased Premises, as set forth under Section 2.07 of the Prime Lease, to Sublandlord as Additional Rent.

(D)    Rent: All Fixed Rent, Additional Rent and all other costs, charges and sums payable by Subtenant hereunder (collectively “Rent”) shall constitute rent under this Sublease. Subtenant shall promptly pay the Rent as and when the same shall become due and payable without set-off or deduction, except as expressly set forth herein (or in the provisions of the Prime Lease which are incorporated herein by reference), and, in the event of Subtenant’s failure to pay the same when due, Sublandlord shall have all of the rights and remedies provided for in this Sublease, or at law or in equity, for the non-payment of Rent.

5.    Services, Utilities, Maintenance and Repairs. Without limiting the other provisions of this Sublease, Subtenant acknowledges and agrees that Sublandlord shall have no obligation whatsoever for maintenance or repair of the Subleased Premises or to provide any utilities or other services described in the Prime Lease. Subtenant shall receive directly from the Prime Landlord all services and utilities and the performance of all obligations which the Prime Landlord is required to provide in and for the benefit of the Subleased Premises, including, without limitation, the Landlord Services set forth in Section 3.01 of the Prime Lease. Subtenant shall repair and maintain all fixtures, equipment and appurtenances located in or serving the Subleased Premises, with the exception of any Building Systems, as provided for in the Prime Lease. Sublandlord shall have no liability whatsoever for any failure, inadequacy or defect in the character or supply of any such utility or service, or in the event that Prime Landlord fails to furnish any such services or to perform any such obligations during the Term, unless the foregoing results from, or is attributable to, a Default by Sublandlord under the Prime Lease where no Default by Subtenant has occurred under this Sublease.

6.    Utility Costs. Subtenant shall be responsible for the cost of all utility services supplying the Subleased Premises during the Term, including, but not limited to, water, sewer, standby water for sprinkler, gas, telephone and all other utilities and other communication services as provided for in the Prime Lease.

7.    Care of Subleased Premises. Subtenant shall maintain, at its expense, the Subleased Premises and Alterations (including Non-Material Alterations, as hereinafter defined), if any, in good working order and repair, ordinary wear and tear and casualty excepted, and shall be responsible for any repairs or replacements required to be made by Sublandlord, as Tenant, under the Prime Lease.
8.    Alterations.

(A)    Subtenant shall have no right to perform any alterations nor improvements (“Alteration(s)”) to the Subleased Premises, except with the prior written consent of Prime Landlord and Sublandlord, provided, however that the granting of such consent by the Prime Landlord shall also constitute the granting of Sublandlord’s consent hereunder. Notwithstanding the foregoing, Subtenant may perform Non-Material Alterations (as hereinafter defined) without Sublandlord’s consent but subject to Prime Landlord’s prior consent (to the extent such consent is required in the Prime Lease), provided Subtenant gives both Prime Landlord and Sublandlord at least ten (10) Business Days’ prior notice of the performance of such Non-Material Alterations. As used herein, “Non-Material Alterations” means any Alteration to the Subleased Premises that (i) is purely decorative in nature (such as wallpapering, painting or carpeting) or consists solely of workstation partitions and/or data and telecommunications wiring and cabling;

(ii) shall not cost more than $200,000.00 in the aggregate; and (iii) does not require a permit from the New York City Department of Buildings or a change in the Certificate of Occupancy for the Building. It is agreed that the performance of any Alterations (including Non-Material Alterations) by Subtenant to the Subleased Premises will be completed at Subtenant’s sole cost and expense.

(B)    Subtenant, in connection with any Alteration, shall comply with all applicable provisions of the Prime Lease incorporated herein by reference, including the Rules and Regulations attached thereto as Exhibit E. Further, in connection with any Alteration, Subtenant shall have the right(s) to: (i) select its choice of contractor(s), subcontractor(s), and/or engineer(s) from the Building’s approved contractor list (the “Approved Contractor List”), and
(ii) approach Prime Landlord directly with respect to requesting approval(s) for any proposed contractor(s), subcontractor(s), and/or engineer(s). Subtenant shall not proceed with any Alteration (including Non-Material Alterations) unless and until Prime Landlord and Sublandlord approves Subtenant’s plans and specifications therefor in writing. Subtenant shall be responsible for all of Prime Landlord’s reasonable out-of-pocket costs and expenses for any architect, engineer, or other third-party consultant employed by Prime Landlord to review Subtenant’s plans and specifications for any Alteration, and to inspect any Alteration. Sublandlord will impose no review, management, supervisory, coordination, or similar fee(s) with respect to any Alterations.

(C)    Subtenant shall obtain (and furnish copies to Prime Landlord and Sublandlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion. Subtenant shall cause Alterations to be performed in compliance with (i) all such permits and certificates, (ii) all Laws, and (iii) the plans for the applicable Alteration which have been approved by Prime Landlord and Sublandlord. Alterations shall be diligently performed in a good and workmanlike manner, shall use new materials and equipment, and otherwise at least equal in quality and class to the then standards for the Building reasonably established by Prime Landlord.

(D)    Throughout the performance of Alterations, Subtenant shall carry, and/or cause Subtenant’s contractors performing such Alterations to carry, the insurance required under Section 4.02(f) of the Prime Lease.
(E)    To the extent (i) Sublandlord and Prime Landlord consent to Subtenant’s performance of any Alteration(s) to the Subleased Premises, and (ii) Prime Landlord shall require that Sublandlord restore the Subleased Premises pursuant to Section 4.03(d) of the Prime Lease, Subtenant shall be responsible for any restoration and removal of any such Alteration(s) upon the expiration or sooner termination of this Sublease. Sublandlord shall have no right or option to require Subtenant to restore and/or remove any Alteration(s) unless Prime Landlord is requiring the same from Sublandlord under the Prime Lease.

(F)    Notwithstanding any provision of this Sublease to the contrary (i) Sublandlord and Prime Landlord have approved, in concept only and subject to Subtenant’s discharge of its obligations as set forth in Section 4.02 of the Prime Lease, this Sublease and the Prime Landlord Consent, the Alterations depicted in Exhibit B, annexed hereto and made a part hereof (the “Subtenant’s Buildout”), and (ii) to the extent Prime Landlord agrees in the Prime Landlord Consent, the provisions of Section 4.02(d) of the Prime Lease shall not apply to Subtenant’s Buildout (and if Prime Landlord declines to address the foregoing in the Prime Landlord Consent, Sublandlord agrees to submit a separate request in connection therewith).

9.    Subtenant’s Termination Right. Subtenant shall have the one-time option (the “Subtenant’s Termination Option”) to terminate this Sublease, effective as of the last day of the sixtieth (60th) full calendar month following the Rent Commencement Date (the “Sublease Termination Date”), subject to the following conditions: (i) Subtenant shall provide written notice to Sublandlord (the “Subtenant Termination Notice”) at least nine (9) months and no more than twelve (12) months in advance of the Sublease Termination Date, time being of the essence, (ii) Subtenant pays to Sublandlord, together with the giving of the Subtenant Termination Notice, the sum of Three Million Seven Hundred Thirty-Eight Thousand Three Hundred Ninety-Three and 00/100 Dollars ($3,738,393.00) (the “Subtenant Termination

Payment”), which amount represents the sum of six (6) months of Fixed Rent at the Rental Rate then in effect (i.e., $81/RSF), and (iii) Subtenant not being in Default under this Sublease at the time of exercise or on the effective date of such termination (provided, however, that Tenant shall have the option of curing, in full, any monetary Default hereunder so as to preserve the exercise of Subtenant’s Termination Option). If (i) Subtenant fails to timely deliver the Subtenant Termination Notice, or (ii) Subtenant timely delivers the Subtenant Termination Notice but fails to simultaneously pay the Subtenant Termination Payment, then, in either event, Subtenant’s exercise of the Subtenant’s Termination Option shall be null and void, the Sublease shall remain in full force and effect after the Sublease Termination Date (as if the Subtenant Termination Notice had never been given) and Subtenant shall have no further termination rights under this Section 9. If Subtenant satisfies all the conditions under this Section 9, then (i) this Sublease shall terminate as if the Sublease Termination Date were the scheduled expiration date of the Term hereof, (ii) Subtenant shall deliver to Sublandlord vacant possession of the Subleased Premises subject to, and in accordance with, this Sublease (including all applicable provisions of the Prime Lease incorporated herein) as if the Sublease Termination Date were the scheduled expiration date of the Term, and (iii) Rent shall be justly apportioned and paid to the appropriate party.

10.    Terrace. During the Term and at no additional charge to Subtenant, Subtenant shall have the exclusive right to use the terrace located on the 13th floor of the Building (the “Terrace”), subject to all applicable provisions of the Prime Lease (including, without limitation, Section 8.23 therein), all applicable Laws, and any rules and regulations adopted by Prime Landlord in connection with the usage of the Terrace.

11.    Notices.

(A)    All notices hereunder must be in writing and shall be sufficiently given for all purposes hereunder if properly addressed and delivered personally by documented overnight delivery service, by certified or registered mail, return receipt requested, at the addresses set forth below. Any notice given personally or by documented overnight delivery service is effective upon receipt. Any notice given by registered mail is effective upon receipt, to the extent such receipt is confirmed by return receipt. Any notice which is refused, unclaimed or undeliverable because of an act or omission of the party to be notified, if such notice was correctly addressed to the party to be notified, shall be deemed communicated as of the first date that said notice was refused, unclaimed or deemed undeliverable by the postal authorities, or overnight delivery service.

If to Sublandlord:

Nestle USA, Inc. 1812 N. Moore Street Arlington, VA 22209
Attn: Corporate Real Estate

with a copy to:
Day Pitney LLP
One Stamford Plaza, 7th Floor 263 Tresser Boulevard
Stamford, CT 06901
Attn: Robert G. Rahilly, Esq.

If to Subtenant:    Before the Commencement Date:

330 West 34th Street, 18th Floor New York, NY 10001

Attn: Susan Wiseman and Melissa Nally After the Commencement Date:
The Subleased Premises

(B)    The parties may change their addresses for notices set forth above by notice given in accordance with the provisions of this Section.

12.    Assignments; Sublettings.    Notwithstanding any other provision of the Prime Lease or of this Sublease to the contrary, Subtenant shall have no right to assign or sublet all orany part of the Subleased Premises, except with the prior written consent of Prime Landlord and Sublandlord. Any transfer, by operation of law or otherwise, of the interest of Subtenant in this Sublease (in whole or in part) or any ownership interests of Subtenant (whether stock, partnership or membership interest or otherwise) shall be deemed an assignment of this Sublease within the meaning of this Section. At any time within thirty (30) days after Sublandlord’s receipt of any proposed assignment or sublease, Sublandlord may by written notice to Subtenant elect to terminate this Sublease as to the portion of the Subleased Premises so proposed to be subleased or assigned (which may include all of the Subleased Premises) (“Sublandlord’s Termination Notice”), with a proportionate abatement in the Rent payable hereunder, provided, however that Subtenant shall have the option, exercisable by written notice to Sublandlord given within five (5) business days of Subtenant’s receipt of Sublandlord’s Termination Notice, of withdrawing Subtenant’s request for consent to the proposed assignment or sublease, in which case this Sublease shall continue in full force and effect as though Subtenant had never submitted such request for consent. If Sublandlord consents to a transfer, Subtenant shall pay to Sublandlord, as Additional Rent, fifty percent (50%) of any Transfer Profit (as hereinafter defined). As used herein, “Transfer Profit” shall mean (i) for a lease assignment, all consideration paid or payable therefor less Subtenant’s reasonable costs incurred in connection with such assignment, including, but not limited to, broker’s commissions and attorneys’ fees, and (ii) for a sublease, all rent, additional rent or other consideration paid by such transferee in excess of the total of (x) Rent payable by Tenant under this Sublease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), and (y) Subtenant’s reasonable costs incurred in connection with such assignment, including, but not limited to, broker’s commissions, attorneys’ fees, rent abatements, improvement allowances and the reasonable expense of any sublandlord’s work or improvements. Subtenant shall pay such Transfer Profit to Sublandlord on a monthly basis within ten (10) days after receipt thereof, without affecting or reducing any other obligations of Subtenant hereunder. Subtenant shall send each payment with a detailed statement. Sublandlord shall have the right to inspect Subtenant’s books and records to verify the accuracy of Subtenant’s statement.

13.    Surrender; Holding Over.

(A)    Subtenant shall surrender the Subleased Premises in as good, and substantially the same, condition in which they were delivered to Subtenant, ordinary wear and tear and damage by casualty excepted, and otherwise in the condition required under the Prime Lease.
(B)    Subtenant shall have no right to hold over at the Subleased Premises beyond the Expiration Date or earlier termination of this Sublease. If Subtenant remains in possession after the expiration or earlier termination of the Term such occupancy shall be as a tenant at sufferance and Subtenant shall pay as liquidated damages (and not as rent) (i) an amount equal to
(A) for the first thirty (30) days of such holdover, one hundred fifty percent (150%) of the Fixed Rent in effect at the time of the expiration or termination of this Sublease, and (B) thereafter, two hundred percent (200%) of the Fixed Rent in effect at the time of the expiration or termination of this Sublease, plus Additional Rent, prorated on a daily basis for each such day of continued occupancy, and (ii) all amounts payable by Sublandlord to Prime Landlord under the Prime Lease as a result of such holdover, including consequential damages, as more particularly set forth in Section 6.10 of the Prime Lease, but only to the extent that Sublandlord is liable for, and actually remits payment to Prime Landlord on account of, such consequential damages pursuant to Section 6.10 of the Prime Lease. Subtenant hereby agrees to indemnify Sublandlord against and hold Sublandlord harmless from all costs and damages incurred (including reasonable attorney’s fees) as a result of such holdover, including but not limited to all amounts paid by Sublandlord to Prime Landlord pursuant to the Prime Lease as a result of such continued occupancy by Subtenant. Nothing herein shall be deemed to limit Sublandlord's rights to evict Subtenant, or any other rights or remedies legally available to Sublandlord. No receipt of money by Sublandlord from Subtenant after expiration or termination of this Sublease shall reinstate or extend this Sublease without the express written consent of Sublandlord.

14.    Late Payment. It is agreed that the Rent is due and payable in equal monthly installments in advance in accordance with terms set forth in Section 4. The parties further agree that late payment by Subtenant to Sublandlord of Rent will cause Sublandlord to incur costs not contemplated by this Sublease, the amount of which is extremely difficult to ascertain. Therefore, in the event that any monthly installment of Rent required to be made by the Subtenant under this Sublease or any other payment due under this Sublease shall be overdue any such late payments shall be subject to a five percent (5%) late administrative fee and twelve percent (12%) interest (the “Default Rate”) for the purpose of defraying the expenses incurred in handling delinquent payments. Nothing contained in this Section or elsewhere in this Sublease shall prevent Sublandlord from commencing legal proceedings against Subtenant for the non- payment of Rent if same is not paid timely.

15.    Signage: Subject to Prime Landlord’s prior written approval, Subtenant shall be permitted to install identifying signage in accordance with the provisions of Section 8.19 of the Prime Lease (including, without limitation, as to size, content, design, color and materials). Notwithstanding any provision of this Sublease to the contrary, but subject to the provisions of the Prime Lease, all signage shall be at Subtenant’s sole cost and expense.

16.    Sublandlord’s Prime Lease Termination Right.

(A)    Subtenant hereby acknowledges that Sublandlord has the one-time option to terminate the Prime Lease in accordance with the terms and conditions of Section 1.07 of the Prime Lease (the “Prime Lease Termination Option”). Subtenant hereby further acknowledges and agrees that Sublandlord shall have the right, in its sole discretion, to elect to exercise the Prime Lease Termination Option, provided, however that Sublandlord shall not exercise the Prime Lease Termination Option without Subtenant’s prior written consent unless Subtenant is in Default hereunder. In addition to Sublandlord’s unilateral right to exercise the Prime Lease Termination Option, Subtenant may elect to have Sublandlord exercise the Prime Lease Termination Option subject to the following conditions: (i) Subtenant provides Sublandlord with written notice of such election at least fifteen (15) months prior to the Termination Date (as defined in Section 1.07 of the Prime Lease, i.e., January 30, 2031), and (ii) simultaneously with Subtenant’s election notice, Subtenant pays Sublandlord the Termination Payment owed to Prime Landlord (i.e. $9,777,295.20).

(B)    In the event of any termination of the Prime Lease pursuant to Subsection
(A) above, (i) this Sublease shall terminate as if the Termination Date were the scheduled expiration date of the Term hereof; and (ii) Subtenant shall deliver to Sublandlord vacant possession of the
Subleased Premises as of such date subject to and in accordance with the terms of this Sublease and all applicable provisions of the Prime Lease.

17.    Intentionally Omitted.

18.    Additional Provisions Concerning the Prime Lease.

(A)    Sublandlord shall not do or cause to be done or suffer or permit to be done any default or breach under the Prime Lease which causes the Prime Lease or the rights of Sublandlord as tenant thereunder to be terminated (other than (i) on account of a parallel default by Subtenant under this Sublease, or (ii) pursuant to termination rights expressly granted to Sublandlord).

(B)    Sublandlord may modify, or cause or suffer to be modified, the Prime Lease, without in any instance first obtaining the consent of Subtenant to such modification; provided, however, that if the modification in question would materially and adversely affect Subtenant’s rights or obligations hereunder (any such modification, an “Adverse Modification”), then, notwithstanding any other provision hereof, Subtenant’s rights and obligations vis-à-vis Sublandlord shall be governed by this Sublease without giving effect to such Adverse Modification.

(C)    Except with respect to Sublandlord’s rights of termination that are expressly set forth in this Sublease or the Prime Lease, so long as Subtenant is not in default (beyond notice and period of cure) under this Sublease, Sublandlord covenants and agrees not to voluntarily cancel or surrender the Prime Lease without the prior written consent of Subtenant, unless Prime Landlord agrees to recognize the rights of Subtenant under this Sublease.

(D)    Sublandlord represents and warrants to Subtenant that: (i) Exhibit A to this Sublease is a true, correct and complete copy of the Prime Lease (with certain financial terms inapplicable to this Sublease redacted); (ii) the Prime Lease is in full force and effect, and has not been modified except as set forth in Exhibit A; (iii) no Default or breach by Sublandlord exists under the Prime Lease; (iv) Sublandlord has neither sent to, nor received from, Landlord any notice of Default pursuant to the Prime Lease; (v) there exists no condition which, after the giving of notice or the passage of any applicable grace or curative period, or both, would constitute a Default pursuant to the Prime Lease; (vi) the “commencement date” under the Prime Lease occurred on July 10, 2021, and Prime Landlord has substantially completed all of Landlord’s Work in the Subleased Premises; and (vii) Sublandlord has accepted possession of the Subleased Premises pursuant to the Prime Lease, but has never physically occupied the Subleased Premises nor made an Alterations therein or thereto.

(E)    Sublandlord shall promptly forward to Subtenant any and all notices received from or on behalf of the Prime Landlord concerning any Default, alleged Default or any other thing or matter pertaining to the Prime Lease and/or the Subleased Premises whatsoever.

19.    Prevailing Party. If there is any legal action or proceeding between Sublandlord and Subtenant to enforce any provision of this Sublease or to protect or establish any right or remedy of either Sublandlord or Subtenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all reasonable costs and expenses, including reasonable attorney's fees incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorney's fees will be determined by the court handling the proceeding and will be included in and as a part of such judgment.

20.    Broker. Subtenant and Sublandlord covenant and represent to each other that they have not dealt with any broker, finder or other like agent in connection with the negotiation or consummation of this Sublease, except for Colliers International and Savills (collectively, the “Broker”). Sublandlord shall pay Broker any commissions owed pursuant to a separate agreement. Each party agrees to hold the other party harmless against any claims for a brokerage commission arising out of any conversations or negotiations had with any other broker, finder or other like agent. Subtenant shall have no liability whatsoever for any commissions or other fees owed to the Broker in connection with this Sublease.

21.    Insurance Policies. Whenever any insurance coverage is required to be obtained or maintained by the tenant under the Prime Lease, Subtenant shall obtain and maintain such insurance coverage including as additional insureds therein Prime Landlord, Sublandlord, and any other party required to be named under the provisions of the Prime Lease.

22.    Conflict or Inconsistency. In case of any conflict or inconsistency between the provisions of the Prime Lease and those of this Sublease, the provisions hereof shall, as between Sublandlord and Subtenant, control.

23.    Authority. Each party covenants with the other that it has full power and authority to enter into and perform its obligation under this Sublease and the persons executing this Sublease on their behalf are duly authorized to do so by all requisite action.

24.    Governing Law. This Sublease shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

25.    Recitals. The recitals set forth herein are true and correct and are hereby incorporated into this Sublease as if set forth herein at length.

26.    Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement. The parties shall be entitled to sign and transmit an electronic signature of this Sublease (whether by facsimile, DocuSign, PDF or other e-mail transmission), which signature shall be binding on the party whose name is contained therein and shall serve as an original.

27.    Captions. The captions of the various sections of this Sublease are solely for the purpose of convenience. Such captions are not a part hereof and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Sublease.

28.    Severability. If any provision of this Sublease is determined to be unenforceable, Sublandlord and Subtenant hereby agree that such provision may be reformed so that it is forceable to the maximum extent permitted by law. In the event that any provision of this Sublease cannot be reformed, such provision shall be deemed to be severed from this Sublease, but every other provision of this Sublease shall remain in full force and effect.

29.    Landlord Consent. Notwithstanding anything to the contrary contained herein, this Sublease shall have no effect, and the Commencement Date shall not be deemed to occur, unless and until Prime Landlord shall have given its written consent (the “Prime Landlord Consent”) in accordance with Article 5 of the Prime Lease.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Sublease has been duly executed by the parties hereto as of the day and year first above written.

SUBLANDLORD:

NESTLE USA, INC.

By: /s/ Giulio Gerardo     Name: Giulio Gerardo
Title: CFO

SUBTENANT:

BRAZE, INC.

By: /s/ Isabelle Winkles     Name: Isabelle Winkles
Title: CFO

EXHIBIT A

Redacted Copy of Prime Lease See Attached.
EXHIBIT B

Subtenant’s Buildout

To Be Attached.